As filed with the Securities and Exchange Commission on April 26, 2007

Registration 333-142011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFICORP

(Exact name of registrant as specified in its charter)

Oregon	4911	93-0246090
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

825 NE Multnomah Street, Suite 2000
Portland, Oregon 97232-4116
(503) 813-5000

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Bruce N. Williams
Vice President and Treasurer
825 NE Multnomah, Suite 1900
Portland, Oregon 97232-4116
(503) 813-5000

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:

Michael C. Hall
Perkins Coie LLP
1120 NW Couch Street, Tenth Floor
Portland, Oregon 97209-4128
(503) 727-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                 Indemnification of Directors and Officers

PacifiCorp’s Third Restated Articles of Incorporation (“Restated Articles”), and Bylaws, as amended (“Bylaws”), require PacifiCorp to indemnify directors and officers to the fullest extent not prohibited by law. The right to and amount of indemnification ultimately will be subject to determination by a court that indemnification in the circumstances presented is consistent with public policy considerations and other provisions of law. It is likely, however, that the Restated Articles would require indemnification at least to the extent that indemnification is authorized by the Oregon Business Corporation Act (“OBCA”). The effect of the OBCA is summarized as follows:

(a)   The OBCA permits PacifiCorp to grant a right of indemnification in respect of any pending, threatened or completed action, suit or proceeding, other than an action by or in the right of PacifiCorp, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred, provided the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of PacifiCorp, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Indemnification is not permitted in connection with a proceeding in which a person is adjudged liable on the basis that personal benefit was improperly received unless indemnification is permitted by a court upon a finding that the person is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances. The termination of a proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the prescribed standard of conduct.

(b)   The OBCA permits PacifiCorp to grant a right of indemnification in respect of any proceeding by or in the right of PacifiCorp against the reasonable expenses (including attorneys’ fees) incurred, if the person concerned acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of PacifiCorp, except that no indemnification may be granted if that person is adjudged to be liable to PacifiCorp unless permitted by a court.

(c)   Under the OBCA, PacifiCorp may not indemnify a person in respect of a proceeding described in (a) or (b) above unless it is determined that indemnification is permissible because the person has met the prescribed standard of conduct by any one of the following:

(1)          The Board, by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(2)          if a quorum of directors not parties to the proceeding cannot be obtained, by a majority vote of a committee of two or more directors not at the time parties to the proceeding;

(3)          by special legal counsel selected by the Board or the committee thereof, as described in (1) and (2) above; or

(4)          by the shareholders.

Authorization of the indemnification and evaluation as to the reasonableness of expenses are to be determined as specified in any one of (1) through (4) above, except that if the determination of that indemnification’s permissibility is made by special counsel, then the determination of the reasonableness of those expenses is to be made by those entitled to select special counsel. Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances. Notwithstanding the foregoing, every person who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.

(d)   Under the OBCA, PacifiCorp may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the director or officer receiving the advance furnishes (i) a written affirmation of the director’s or officer’s good faith belief that he or she has met the prescribed standard of conduct and (ii) a written undertaking to repay the advance if it is ultimately determined that that person did not meet the standard of conduct.

The rights of indemnification described above are not exclusive of any other rights of indemnification to which officers or directors may be entitled under any statute, agreement, vote of shareholders, action of directors or otherwise. Resolutions adopted by PacifiCorp’s Board require PacifiCorp to indemnify directors and officers of PacifiCorp to the fullest extent permitted by law and are intended to create an obligation to indemnify to the fullest extent a court may find to be consistent with public policy considerations.

PacifiCorp has directors’ and officers’ liability insurance coverage which insures directors and officers of PacifiCorp against specific liabilities.

Item 21.                 Exhibits and Financial Statement Schedules

(a)          Exhibits

A list of exhibits included as part of this Registration Statement is set forth in an Exhibit Index, which immediately precedes the exhibits.

Item 22.                 Undertakings

The undersigned Registrants hereby undertake:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be this initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on April 26, 2007.

PACIFICORP
By:	/s/ DAVID J. MENDEZ
David J. Mendez
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons on April 26, 2007 in the capacities indicated.

	/s/ *	Chairman of the Board of Directors and Chief
	Gregory E. Abel	Executive Officer (Principal Executive Officer)
	/s/ DAVID J. MENDEZ	Senior Vice President and Chief Financial Officer
	David J. Mendez	(Principal Financial Officer and Principal Accounting
Officer)
	/s/ *	Director
Douglas L. Anderson
	/s/ *	Director
William J. Fehrman
	/s/ *	Director
Brent E. Gale
	/s/ *	Director
Patrick J. Goodman
	/s/ *	Director
Nolan E. Karras
	/s/ *	Director
A. Robert Lasich
	/s/ *	Director
Mark C. Moench
	/s/ *	Director
Patrick Reiten
	/s/ *	Director
A. Richard Walje
*By:	/s/ DAVID J. MENDEZ
David J. Mendez, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
3(a)*	Third Restated Articles of Incorporation of the Company (Exhibit 3(a), Form 10-K for the year ended December 31, 1996, File No. 1-5152)
3(b)*	Bylaws of the Company as amended May 23, 2005 (Exhibit 3.2, Form 10-K for the year ended March 31, 2005, File No. 1-5152)
4(a)*

Mortgage and Deed of Trust dated as of January 9, 1989 between the Company and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), Trustee, Ex. 4-E, Form 8-B, File No. 1-5152 as supplemented and modified by 20 Supplemental Indentures as follows:

Exhibit Number	File Type	Dated	File Number
(4)(b)			33-31861
(4)(a)	8-K	January 9, 1990	1-5152
4(a)	8-K	September 11, 1991	1-5152
4(a)	8-K	January 7, 1992	1-5152
4(a)	10-Q	Quarter ended March 31, 1992	1-5152
4(a)	10-Q	Quarter ended September 30, 1992	1-5152
4(a)	8-K	April 1, 1993	1-5152
4(a)	10-Q	Quarter ended September 30, 1993	1-5152
4(a)	10-Q	Quarter ended June 30, 1994	1-5152
4(b)	10-K	Year ended December 31, 1994	1-5152
4(b)	10-K	Year ended December 31, 1995	1-5152
4(b)	10-K	Year ended December 31, 1996	1-5152
4(b)	10-K	Year ended December 31, 1998	1-5152
99(a)	8-K	November 21, 2001	1-5152
4.1	10-Q	Quarter ended June 30, 2003	1-5152
99	8-K	September 8, 2003	1-5152
4	8-K	August 24, 2004	1-5152
4	8-K	June 13, 2005	1-5152
4	8-K	August 14, 2006	1-5152
4	8-K	March 14, 2007	1-5152

4(b)

In reliance upon item 601(4)(iii) of Regulation S-K, various instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries are not being filed because the total amount authorized under each such instrument does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of any such instrument to the Commission upon request.

4(c)*	Registration Rights Agreement among PacifiCorp, Lehman Brothers, Inc. and Greenwich Capital Markets, Inc. dated August 10, 2006.
5(a)*	Opinion of Perkins Coie LLP as to the legality of the Exchange Notes issued by PacifiCorp.
12(a)*	Computation of Ratio of Earnings to Fixed Charges (Exhibit 12.1, Form 10-K for the transition period from April 1, 2006 to December 31, 2006, File No. 1-5152).
23(a)*	Consent of Deloitte & Touche LLP.
23(b)*	Consent of PricewaterhouseCoopers LLP.
23(c)*	Consent of Perkins Coie LLP (included in Exhibit 5(a)).
24(a)*	Power of Attorney
25(a)*	Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Mortgage.

99(a)*	Form of Letter of Transmittal.
99(b)*	Form of Notice of Guaranteed Delivery.
99(c)*	Form of Letter to DTC Participants.
99(d)*	Form of Letter to Clients.

*Incorporated by reference.